EXHIBIT 2(B)


        CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE,
                PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS
                AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

                                      OF

                         7% REDEEMABLE PREFERRED STOCK

                                      OF

                         HANGER ORTHOPEDIC GROUP, INC.

                               TABLE OF CONTENTS

ARTICLE I NUMBER OF SHARES AND DESIGNATIONS................................  1

ARTICLE II DEFINITIONS.....................................................  1

ARTICLE III VOTING RIGHTS.................................................. 10
  3.1.  GENERAL............................................................ 10
  3.2.  SPECIAL ELECTION OF DIRECTORS...................................... 10
  3.3.  PROTECTIVE PROVISIONS.............................................. 11
  3.4.  COVENANTS IN RELATED DOCUMENTS..................................... 13

ARTICLE IV DIVIDENDS AND DISTRIBUTIONS..................................... 13
  4.1.  CUMULATIVE DIVIDENDS............................................... 13
  4.2.  RESTRICTIONS ON DIVIDENDS, ETC..................................... 14
  4.3.  PARTICIPATING DIVIDENDS............................................ 14

ARTICLE V LIQUIDATION...................................................... 15
  5.1.  REDEEMABLE PREFERRED STOCK......................................... 15
  5.2.  ADDITIONAL PAYMENTS................................................ 15
  5.3.  INSUFFICIENT FUNDS................................................. 15

ARTICLE VI REDEMPTION...................................................... 15
  6.1.  CHANGE OF CONTROL.................................................. 15
  6.2.  REDEMPTION OF REDEEMABLE PREFERRED STOCK AT CORPORATION'S OPTION... 18
  6.3.  MANDATORY REDEMPTION............................................... 18
  6.4.  REDEMPTION AT HOLDER'S OPTION...................................... 19
  6.5.  WARRANTS........................................................... 20
  6.6.  ADDITIONAL PAYMENTS................................................ 21

ARTICLE VII CONVERSION..................................................... 21
  7.1.  OPTIONAL CONVERSION................................................ 21
  7.2.  MANDATORY CONVERSION............................................... 22
  7.3.  ADJUSTMENT OF CONVERSION PRICE..................................... 22
  7.4.  MECHANICS.......................................................... 27
  7.5.  RESERVATION OF SHARES.............................................. 28

ARTICLE VIII CERTAIN REGULATORY MATTERS.................................... 29

        CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE,
              PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND
                QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF

                         7% REDEEMABLE PREFERRED STOCK

                          --------------------------

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware
                          --------------------------


            HANGER ORTHOPEDIC GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the Delaware General Corporation Law at a meeting duly called and held on June 23, 1999.

            RESOLVED, that a series of the class of authorized preferred stock, $.01 par value per share, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are hereby fixed as follows:

                                  ARTICLE I
                       NUMBER OF SHARES AND DESIGNATIONS

      60,000 of the shares of the Corporation's preferred stock, $.01 par value per share, are hereby designated 7% Redeemable Preferred Stock.

                                  ARTICLE II
                                  DEFINITIONS

      As used herein, the following capitalized terms have the following meanings:

      "AFFILIATE" means, with respect to any Person, (a) a director, officer, member or general partner of such Person or any Person identified in clause
(c) below, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person or the general partner or managing member of such Person) and (c) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purpose of the above definition, the term "CONTROL" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise.

      "AFFILIATE TRANSACTION" has the meaning ascribed to it in SECTION 3.3.

      "AMENDED  CHARTER"  means  the  Amended  and  Restated   Certificate  of
Incorporation, as amended by the Charter Amendment.

      "APPLICABLE DIVIDEND RATE" means 7% per annum; PROVIDED that the Applicable Dividend Rate shall be automatically increased to 10% per annum from and after the occurrence of an Event of Non-Compliance until such time as such Event of Non-Compliance shall have been cured or shall otherwise cease to exist.

      "APPLICABLE LAW" means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

      "BY-LAWS" means the By-laws of the Corporation, as amended and in effect from time to time.

      "BOARD" and "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

      "CERTIFICATE OF DESIGNATIONS" means a certificate of designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions filed by the Corporation with respect to any of its Securities.

      "CHANGE OF CONTROL" has the meaning ascribed to the term "Change of Control" in the Indenture.

      "CHANGE OF  CONTROL  OFFER" has the  meaning  ascribed  to it in SECTION
6.1(a).

      "CHANGE OF CONTROL  PURCHASE  PRICE" has the  meaning  ascribed to it in
SECTION 6.1(a).

      "CHANGE OF  CONTROL  PAYMENT  DATE" has the  meaning  ascribed  to it in
SECTION 6.1(b).

      "CHARTER AMENDMENT" means the amendment to the Corporation's certificate of incorporation, in substantially the form attached as EXHIBIT B to the Securities Purchase Agreement, together with such changes as the parties to the Securities Purchase Agreement may agree.

      "CHASE" means Chase Equity Associates, L.P., a California limited partnership.

      "COMMON STOCK" means shares of Voting Common Stock, Non-Voting Common Stock and all other classes of capital stock of the Corporation hereafter authorized that are not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; PROVIDED that, the Redeemable Preferred Stock shall not be deemed to be Common Stock.

      "COMMON STOCK EQUIVALENTS" means all shares of Common Stock outstanding, all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all Securities of the Corporation that are convertible, exchangeable or exercisable for Common Stock and all Common Stock appreciation rights, phantom Common Stock rights and other rights to acquire, or to receive or be paid an amount based on the value (less any exercise, conversion or purchase price) of, the Common Stock. With respect to the Redeemable Preferred Stock, as of any date, "Common Stock Equivalents" means the shares of Common Stock issuable in accordance with this Certificate of Designations upon the conversion of all of the outstanding shares of Redeemable Preferred Stock on such date (calculated by assuming that the Convertibility Effective Date had occurred and that such shares of Redeemable Preferred Stock were converted into shares of Non-Voting Common Stock which were then immediately converted into shares of Voting Common Stock).

      "COMMON STOCK RIGHTS" means options, rights, warrants or other rights to acquire shares of Common Stock or Securities directly or indirectly convertible into, exercisable for or otherwise entitling any Person to receive any shares of Common Stock.

      "CONVERSION PRICE" means $15.50, subject to adjustment in accordance with SECTION 7.3.

      "CONVERTIBILITY EFFECTIVE DATE" means the first date on which (a) the Corporation shall have obtained the approval of its stockholders for the effectiveness of the convertibility of shares of Redeemable Preferred Stock into shares of Non-Voting Common Stock in accordance with ARTICLE VII, (b) the Charter Amendment shall have become effective in accordance with the laws of the State of Delaware and (c) the Corporation shall have delivered to the Holders of the Redeemable Preferred Stock notice of its election to have the Redeemable Preferred Stock become convertible in accordance with ARTICLE VII.

      "CORPORATION" has the meaning ascribed to it in the first paragraph of this Certificate of Designations.

      "CORPORATION  REDEMPTION"  has the  meaning  ascribed  to it in  SECTION
6.2(a).

      "CORPORATION  REDEMPTION  NOTICE"  has  the  meaning  ascribed  to it in
SECTION 6.2(a).

      "CORPORATION REDEMPTION DATE" has the meaning ascribed to it in SECTION 6.2(a).

      "DIVIDEND ACCRUAL PERIOD" means, with respect to a share of Redeemable Preferred Stock, (i) the initial period from and including the Original Issuance Date of such share to but excluding the first Dividend Payment Date occurring after such Original Issuance Date, (ii) a period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date while such share remains outstanding and (iii) the final period ending on, but excluding, the date such share ceases to be outstanding and beginning on, and including, the Dividend Payment Date immediately preceding such date.

      "DIVIDEND PAYMENT DATE" means each March 31, June 30, September 30 and December 31, commencing September 30, 1999.

      "EQUITY INCENTIVE PLANS" means any stock option, issuance, appreciation rights or other equity incentive plan; PROVIDED, HOWEVER, that the maximum number of shares of Common Stock Equivalents issuable thereunder shall not exceed 2,362,013 shares and equivalents (subject to PRO RATA adjustment in the event of any stock dividend or distribution paid in shares of Common Stock or any stock split or subdivision, reverse stock split or combination or other similar PRO RATA recapitalization event affecting the Common Stock).

      "EVENT OF NON-COMPLIANCE" means any one of the following events, occurrences or conditions:

      (i) any failure by the Corporation, after the fifth anniversary of the Original Issuance Date, to (A) pay on each of two consecutive Dividend Payment Dates the full amount of cash dividends accrued on the Redeemable Preferred Stock for the Dividend Accrual Period ending on such Dividend Payment Date or
(B) declare and set aside funds on the Preferred Record Date for the payment of the full amount of cash dividends that will be accrued on the Redeemable Preferred Stock for the then current Dividend Accrual Period if the Corporation failed to pay the full amount of cash dividends accrued on the Redeemable Preferred Stock for the Dividend Accrual Period ending on the immediately preceding Dividend Payment Date;

      (ii) any failure by the Corporation to perform or comply in any respect with any term, provision or covenant contained in any Related Document and, with respect to any such failure that can be remedied or cured, ten days shall have elapsed after the time that the Corporation becomes aware of such failure;

      (iii) any representation or warranty made by the Corporation in any Certificate of Designations or in any Related Document proves to have been false or incorrect or misleading in any material respect at the time made;

      (iv) the Corporation or any of its Significant Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or (G) take any action in furtherance of any of the foregoing;

      (v) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Corporation or any of its Significant Subsidiaries, or of any substantial part of their respective property or assets, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 30 consecutive days;

      (vi) the Corporation fails to redeem any share of Redeemable Preferred Stock on the Corporation Redemption Date, the Mandatory Redemption Date or any other applicable redemption date (without giving effect to SECTION 6.4(e)); or

      (vii) a final judgment for the payment of money in an amount in excess of $5 million shall be rendered by a court or other tribunal against the Corporation or any of its Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which such judgment and any levy or execution thereof shall not have been effectively stayed or vacated.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

      "FAIR VALUE" means with respect to (i) any Security that is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market or (ii) any property or assets other than cash or Securities, the fair value thereof determined in good faith jointly by the Corporation and the Requisite Senior Holders; PROVIDED, HOWEVER, that, if the parties are not able to agree within a reasonable period of time (not to exceed thirty (30) days) what amount constitutes Fair Value, then the Fair Value will be determined pursuant to the Valuation Procedure.

      "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any political subdivision thereof, or of any other country.

      "HOLDER REDEMPTION" has the meaning ascribed to it in SECTION 6.3.

      "HOLDER REDEMPTION DATE" has the meaning ascribed to it in SECTION 6.3.

      "HOLDER REDEMPTION PRICE" means, at any time, for each outstanding share of Redeemable Preferred Stock, the product of the Market Price of a share of Voting Common Stock multiplied by the number of Common Stock Equivalents issuable upon conversion of such share of Redeemable Preferred Stock assuming that the Convertibility Effective Date had occurred prior to such time.

      "HOLDERS" means the holders of shares of the Redeemable Preferred Stock and/or the Non-Voting Common Stock, as the context shall require.

      "HOLDERS  DIRECTOR  ELECTION  NOTICE" has the meaning  ascribed to it in
SECTION 3.2(d).

      "HOLDERS  DIRECTOR  REMOVAL  NOTICE" has the  meaning  ascribed to it in
SECTION 3.2(d).

      "INDEBTEDNESS" has the meaning ascribed to it in the Indenture; PROVIDED, HOWEVER, that Indebtedness shall not include any shares of capital stock of the Corporation or any of its Subsidiaries.

      "INDENTURE" means the Indenture dated as of June 16, 1999, among the Corporation and the other signatories thereto governing the Corporation's 11 1/4 % Senior Subordinated Notes, as such Indenture is in effect on the Original Issuance Date.

      "INVESTOR RIGHTS AGREEMENT" means the Investor Rights Agreement dated as of the Original Issuance Date, among the Corporation and the other parties named therein, as amended, modified or supplemented from time to time.

      "JUNIOR STOCK" means all shares of capital stock ranking junior to the Redeemable Preferred Stock with respect to dividends or a Liquidation.

      "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest of any kind whatsoever in or on such asset (including the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of Securities, any purchase option, call, appreciation right or similar right of a third party with respect to such Securities.

      "LIQUIDATION"   means  any   voluntary   or   involuntary   liquidation,
dissolution or winding up of the affairs of the Corporation.

      "LIQUIDATION AMOUNT" means with respect to each share of Redeemable Preferred Stock, the Original Cost of such share plus an amount equal to all accrued and unpaid dividends on such share, whether or not declared.

      "MANDATORY REDEMPTION" has the meaning ascribed to it in SECTION 6.3.

      "MANDATORY REDEMPTION DATE" means the eleventh anniversary of the Original Issuance Date.

      "MARKET PRICE" means, as to any Security, the average of the closing prices of such Security's sales on the New York Stock Exchange and on all other United States securities exchanges on which such Security is at the time listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such Security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such Security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive trading days prior to such day. With respect to any Security that is not listed on any domestic securities exchange or quoted in the NASDAQ

System or the domestic over-the-counter market, the "Market Price" of such Security shall be the Fair Value thereof.

      "MINIMUM PRICE EVENT" means, on any date after the third anniversary of the Original Issuance Date, that the Market Price of the Voting Common Stock as of such date is equal to or greater than 175% of the Conversion Price in effect on such date (without giving effect to any adjustment pursuant to the second sentence of SECTION 7.3(a)).

      "NON-VOTING COMMON STOCK" means shares of the Corporation's Non-Voting Common Stock, par value $.01 per share, to be authorized by the Corporation pursuant to the Charter Amendment.

      "ORIGINAL COST" means, with respect to any share of Redeemable Preferred Stock, as of any particular date, the amount originally paid for such share when it was originally issued. In the event of any change (by way of any recapitalization, subdivision or recombination) in the number or kind of shares of Redeemable Preferred Stock, the Original Cost immediately prior to such change shall be ratably adjusted.

      "ORIGINAL ISSUANCE DATE" means, with respect to a share of Redeemable Preferred Stock, the date on which such share was first issued.

      "PARIBAS" means Paribas North America, Inc.

      "PERSON" shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

      "PREFERRED RECORD DATE" has the meaning ascribed to it in SECTION 4.1.

      "PUBLIC OFFERING" means an offering of shares of Voting Common Stock in an underwritten offering registered under the Securities Act.

      "PUT EFFECTIVE DATE" has the meaning ascribed to it in SECTION 6.4(a).

      "PUT RIGHT" has the meaning ascribed to it in SECTION 6.4(a).

      "REDEEMABLE PREFERRED STOCK" means the Corporation's 7% Redeemable Preferred Stock.

      "REGULATED STOCKHOLDER" means Chase, Paribas and any other Person (i) that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such
Regulation) ("REGULATION Y"), (ii) that holds equity Securities of the Corporation and (iii) has given written notice to the Corporation that such Person is a Regulated Stockholder.

      "RELATED DOCUMENTS" means, collectively, the Securities Purchase Agreement, the Investor Rights Agreement, this Certificate of Designations, the Certificate of Incorporation of the Corporation in effect on the date hereof, the Amended Charter and the By-laws.

      "RELINQUISHING HOLDER" means Paribas and its transferees and any other Holder of a share of Redeemable Preferred Stock that delivers a written notice to the Corporation to the effect that such Holder elects not to be entitled to vote with respect to any matter referred to in SECTION 3.2 or SECTION 3.3(c).

      "REQUISITE SENIOR HOLDERS" means the Holders of a majority of the outstanding shares of Redeemable Preferred Stock at the time in question.

      "SALE OF THE CORPORATION" means (i) the sale of all or substantially all of the Corporation's assets, (ii) the sale or transfer of the outstanding capital stock of the Corporation or (iii) the merger or consolidation of the Corporation with or into another Person, in each case, in one or a series of related transactions, and in clauses (ii) and (iii) above, under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

      "SECURITIES" means "securities" as defined in Section 2(1) of the Securities Act.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

      "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement dated as of June 16, 1999, between the Corporation and the Holders named therein, as amended from time to time.

      "SIGNIFICANT SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

      "SUBSIDIARY" of any Person means any other Person (i) whose Securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such other Person (excluding Securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting subsidiaries or
(ii) more than a 50% interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting subsidiaries.

      "VALUATION PROCEDURE" means the following procedure to determine the Fair Value (the "VALUATION AMOUNT"). The valuation amount shall be determined by an Appraiser selected by the Requisite Senior Holders, and set forth in a written notice delivered to the Corporation (the "APPRAISER SELECTION NOTICE"); PROVIDED that the Corporation may object to such Appraiser by delivering a written notice of such objection to each Holder of shares of
Redeemable Preferred Stock (the "APPRAISER OBJECTION NOTICE "). If the Corporation does not deliver an appraiser objection notice within 10 days after delivery by the Requisite Senior Holders of the appraiser selection notice, then the Appraiser set forth in the appraiser selection notice shall be the Appraiser. If the Corporation delivers an appraiser objection notice, then the Appraiser will be selected by an arbitrator located in the City of New York, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the Appraiser (within ten (10) days of its appointment) from a list, jointly prepared by the Corporation and the Requisite Senior Holders, of not more than six Appraisers of national standing in the United States, of which no more than three may be named by the Corporation and no more than three may be named by the Requisite Senior Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which Appraiser to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Corporation and the Requisite Senior Holders shall submit to the Appraiser their respective calculations of the valuation amount, and any supporting arguments and other data as they may desire, within 30 days of the appointment of the Appraiser, and the Appraiser shall as soon as practicable thereafter make its own calculation of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the Appraiser, from among the valuation amounts submitted by the Corporation and the Requisite Senior
Holders and the valuation amount calculated by the Appraiser. The determination of the final valuation amount by such Appraiser shall be final and binding upon the parties. The Corporation shall pay the fees and expenses of the Appraiser and arbitrator (if any) used to determine the valuation amount. If required by any such Appraiser or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates. As used herein, "APPRAISER" means (a) with respect to a determination of the Market Price of a Security, an investment banking firm experienced in the industry in which the Corporation participates and (b) with respect to a determination of any other valuation amount, a firm of the type generally considered to be qualified in making determinations of the type required.

      "VOTING COMMON STOCK" means the Corporation's Common Stock, par value $.01 per share.

      "VOTING SECURITIES" of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                                 ARTICLE III
                                 VOTING RIGHTS

3.1.  GENERAL.

      Except as may be required by law or as otherwise provided below, the Holders of shares of Redeemable Preferred Stock shall not be entitled to vote on any matter to be voted on by the stockholders of the Corporation, including any vote to elect directors of the Corporation.

3.2.  SPECIAL ELECTION OF DIRECTORS.

      From and after the occurrence of an Event of Non-Compliance, the Holders of Redeemable Preferred Stock (other than the Relinquishing Holders) shall have the exclusive and special right, voting together as a single class, but separately from all other classes of capital stock, to elect two directors to the Board. One of such directors shall be entitled to serve on each committee of the Board. The Corporation shall take all necessary and desirable actions in connection with and in furtherance of such rights. Without limiting the generality of the foregoing, the following procedures shall apply:

      (a) At such time as the Holders of shares of Redeemable Preferred Stock (other than the Relinquishing Holders) have the right to elect directors as provided in this SECTION 3.2, the size of the Board shall be automatically increased by two directors.

      (b) The Holders of Redeemable Preferred Stock (other than the Relinquishing Holders) may exercise their rights pursuant to this SECTION 3.2 at a special meeting of such Holders or by delivering a notice to the Corporation, at any annual meeting of shareholders or by written consent in accordance with the laws of the State of Delaware.

      (c) At any time when the Holders of shares of Redeemable Preferred Stock (other than the Relinquishing Holders) have the right to elect directors as provided in this SECTION 3.2, upon delivery of a written request by any Holder of Redeemable Preferred Stock (other than the Relinquishing Holders), the President, any Vice President, the Secretary or any Assistant Secretary of the Corporation shall call a special meeting of the Holders of shares of Redeemable Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date at the principal executive office of this Corporation or at such other location as the Holder(s) of Redeemable Preferred Stock (other than the Relinquishing Holders) submitting a written request shall designate. At any meeting held for the purpose of electing directors at which the Holders of Redeemable Preferred Stock (other than the Relinquishing Holders) shall have the right to elect two directors as provided in this SECTION 3.2, the presence, in person or by proxy, of the holders of a majority of the number of shares of Redeemable Preferred Stock at the time outstanding (excluding those shares held by the Relinquishing Holders) shall be required to constitute a quorum of such class for the election of any director by the Holders of the Redeemable Preferred Stock (other than the Relinquishing Holders) as a class.

      (d) During any period that the Holders of shares of Redeemable Preferred Stock (other than the Relinquishing Holders) shall have the right to vote as a class for directors as provided in this SECTION 3.2, (i) each director so elected shall hold office until such Holders elect a successor director but in no event beyond the termination of the right of the Holders of shares of Redeemable Preferred Stock (other than the Relinquishing Holders) to vote as a class to elect directors and (ii) any vacancies in the Board so elected by the Holders of shares of Redeemable Preferred Stock (other than the Relinquishing Holders) shall be filled only by a vote of a majority (which majority may consist of only a single director) of the remaining directors thereof elected by the Holders of shares of Redeemable Preferred Stock or may be filled by the vote of holders of a majority of the number of shares of Redeemable Preferred Stock at the time outstanding (excluding those shares held by the Relinquishing Holders).

      (e) Upon the Corporation becoming aware of the occurrence of an Event of Non-Compliance, it will deliver a notice to each Holder of Redeemable Preferred Stock.

3.3.  PROTECTIVE PROVISIONS.

      (a) For so long as any shares of Redeemable Preferred Stock are outstanding, without first obtaining the affirmative written consent or approval of the Requisite Senior Holders, the Corporation shall not, and shall not permit any Subsidiary to:

            (i) in any manner authorize, create, designate, issue or sell any shares of any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other Securities convertible into or exercisable or exchangeable for capital stock or any debt Security which by its terms is convertible into or exchangeable for any equity Security or has any other equity feature or any Security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, is senior to or on a parity with the Redeemable Preferred Stock or which in any manner adversely affects the Holders of Redeemable Preferred Stock;

            (ii) in any manner alter or change the terms, designations, powers, preferences, or the qualifications, limitations or restrictions, of the Redeemable Preferred Stock or the relative, participating, optional or other special rights of the Holders of the Redeemable Preferred Stock in their capacity as such;

            (iii) reclassify the shares of any class or series of capital stock of the Corporation into shares of any other class or series of capital stock (i) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to or on a parity with the Redeemable Preferred Stock or (ii) which in any manner adversely affects the terms, designations, powers or preferences of the Redeemable Preferred Stock or the relative, participating, optional or other special rights of the Holders of Redeemable Preferred Stock in their capacity as such;

            (iv) amend, alter or repeal any of the provisions of (i) this Certificate of Designations, (ii) the Certificate of Incorporation of the Corporation (as amended, modified or restated from time to time) or
      (iii) the By-laws of the Corporation, if such amendment, alteration or repeal would have an adverse effect on the terms, designations, powers, preferences of the Redeemable Preferred Stock or the relative, participating, optional or other special rights of the Holders of the Redeemable Preferred Stock in their capacity as such;

            (v) agree to or permit to exist, or permit any Subsidiary to agree to or permit to exist, any provision in any agreement or understanding that would impose any restriction on the ability of the Corporation to honor the exercise of any rights of the Holders of the Redeemable Preferred Stock, other than limitations contained in the Indenture and the Credit Agreement on the Corporation's ability to make payments pursuant to SECTION 6.4;

            (vi) agree or otherwise commit to take any of the actions set forth above.

      (b) For so long as any shares of Redeemable Preferred Stock are outstanding, the Corporation shall not take any of the actions set forth in
SECTION 3.3(a) in a manner that treats any Holder of a share of Redeemable Preferred Stock different in any material respect from any other Holder without first obtaining the prior written consent of such other Holder.

      (c) For so long as any shares of Redeemable Preferred Stock are outstanding, without first obtaining the affirmative written consent or approval of the holders of a majority of the number of shares of Redeemable Preferred Stock at the time outstanding (other than the Relinquishing Holders), the Corporation shall not, and shall not permit any Subsidiary to:

            (i) permit any Subsidiary to issue any capital stock to any Person other than the Corporation or a direct or indirect wholly owned Subsidiary of the Corporation;

            (ii) enter into or permit to exist any transaction or series of related transactions, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with or for the benefit of any Affiliate of the Company (an "AFFILIATE TRANSACTION"), unless such Affiliate Transaction is permitted by the terms and conditions of the Indenture; PROVIDED that in lieu of delivering to the Trustee (as defined in the Indenture) a favorable opinion as to the fairness to the Corporation of any such Affiliate Transaction, the Holders of Redeemable Preferred Stock shall have received a copy of such opinion;

            (iii) directly or indirectly create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of Indebtedness which is not permitted by the terms and conditions of the Indenture;

            (iv) merge, consolidate or amalgamate with any Person, except that any wholly-owned Subsidiary of the Corporation may be merged or consolidated with or into any Person in connection with any acquisition permitted under SECTION 3.3(j);

            (v) acquire or dispose of any business or assets in a single transaction or a series of related transactions with an aggregate value in such transaction or series of related transactions in excess of $100 million (including all assumed debt, all cash payments, and the fair
      market   value  of  all   Securities   or  other   property   issued  as
      consideration);

            (vi) engage in any business other than one or more of the businesses in which the Corporation or any of its Subsidiaries are engaged in on the Original Issuance Date or any business reasonably related thereto;

            (vii) effect, approve or authorize any Liquidation or any recapitalization or reorganization of the Company or any Subsidiary; or

            (viii) agree or otherwise commit to take any of the actions set forth above.

3.4.  COVENANTS IN RELATED DOCUMENTS.

      For so long as any shares of Redeemable Preferred Stock are outstanding, the Corporation shall, and, if applicable, shall cause each of its Subsidiaries to, comply with and perform its obligations under each Related Document.

                                  ARTICLE IV
                          DIVIDENDS AND DISTRIBUTIONS

4.1.  CUMULATIVE DIVIDENDS.

      (a) During each Dividend Accrual Period, dividends shall accrue on a daily basis at the Applicable Dividend Rate on the Liquidation Amount as of the beginning of the Dividend Accrual Period. Accrued dividends shall be payable in cash, on each Dividend Payment Date, when, as, and if declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, to the Holders of Redeemable Preferred Stock, before any dividends shall be declared and paid or set aside for any Junior Stock. Dividends shall accrue and compound at the Applicable Dividend Rate regardless of whether the Board of Directors of the Corporation has declared a dividend payment or whether there are any profits, surplus or other funds of the Corporation legally available for dividends. Any dividends which accrue pursuant to this SECTION 4.1 during a Dividend Accrual Period and which shall not have been paid shall be classified as "accrued dividends" and shall remain "accrued and unpaid dividends" until paid or otherwise canceled pursuant to this Certificate of Designations.

      (b) Any accrued dividends that are not paid in cash on the applicable Dividend Payment Date and all accrued dividends on such accrued but unpaid dividends shall not be payable thereafter in cash and, instead, shall be added to the Liquidation Amount. Dividends on each share of Redeemable Preferred Stock shall accrue pursuant to this SECTION 4.1 from and including the Original Issuance Date to, but excluding, the date such share is redeemed in full and all accrued but unpaid dividends thereon are also paid in full or such share is fully converted into shares of Non-Voting Common Stock pursuant to ARTICLE VII. Upon conversion of any share of Redeemable Preferred Stock, all accrued and unpaid dividends on such share of Redeemable Preferred Stock shall be canceled. All payments due under this Section to any Holder shall be made to the nearest cent. The dividends payable with respect to the Redeemable Preferred Stock on each Dividend Payment Date shall be paid to the Holders of shares of the Redeemable Preferred Stock as they appear on the stock records of the Corporation on such date (the "PREFERRED RECORD DATE") as shall be fixed by the Board of Directors, which Preferred Record Date shall be not more than 60 days prior to the applicable Dividend Payment Date and shall not precede the date upon which the resolution fixing such Preferred Record Date is adopted.

4.2.  RESTRICTIONS ON DIVIDENDS, ETC.

      (a) For so long as any shares of Redeemable Preferred Stock are outstanding, the Corporation shall not (i) pay, declare or set funds apart for payment of, any dividend or make any other distribution or other payment on or with respect to any Junior Stock or (ii) redeem, repurchase, retire or otherwise acquire any Junior Stock, any Securities convertible into or exchangeable or exercisable directly or indirectly for Junior Stock or any appreciation, phantom or other similar rights to receive payment based on the value of the Common Stock; except (A) repurchases and redemptions of shares of Redeemable Preferred Stock and shares of Common Stock in accordance with the terms hereof and of the Amended Charter, as applicable, (B) dividends payable solely in shares of the class or series upon which such dividends are declared or paid, (C) dividends payable in shares of Common Stock with respect to any such Junior Stock, together with cash in lieu of fractional shares or (D) if there are no accrued and unpaid dividends in respect of any shares of Redeemable Preferred Stock for the then current Dividend Accrual Period, dividends or distributions to holders of Junior Stock or redemptions or repurchases of shares of Junior Stock to the extent that, after giving effect to prior or concurrent dividend payments with respect to the Redeemable Preferred Stock, such dividends, distributions, redemptions or repurchases are permitted under the Indenture.

      (b) No dividend or distribution shall be paid to the Holders of Redeemable Preferred Stock in any form of consideration other than cash unless the Requisite Senior Holders at the time of the distribution, approve such distribution (including the valuation of the consideration being distributed).

      (c) If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Redeemable Preferred Stock, such payment shall be distributed ratably among the Holders of the Redeemable Preferred Stock according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

4.3.  PARTICIPATING DIVIDENDS.

      In addition to all dividends payable pursuant to SECTION 4.1, whenever the Corporation shall declare or pay any cash dividends on its Common Stock, at the option of the Corporation, the Holders of the Redeemable Preferred Stock shall be entitled to receive such dividends on a ratable basis based upon the Common Stock Equivalents issuable, directly or indirectly, in respect of the Redeemable Preferred Stock. Dividends payable pursuant to this SECTION
4.3 shall not reduce any dividends payable pursuant to SECTION 4.1. If the Corporation shall exercise its option not to declare or pay any dividend pursuant to the first sentence of this SECTION 4.3, the amount of such dividend which should have been declared or paid to the Holders of Redeemable

Preferred Stock will be included in the Missed Dividend Amount (in addition to all non-cash dividends).

                                  ARTICLE V
                                  LIQUIDATION

5.1.  REDEEMABLE PREFERRED STOCK.

      (a) In the event of any Liquidation occurring prior to the Convertibility Effective Date, before any payment shall be made to the holders of any Junior Stock, the Holders of shares of Redeemable Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount per share equal to the greater of (i) the Liquidation Amount and (ii) the Holder Redemption Price.

      (b) In the event of any Liquidation occurring after the Convertibility Effective Date, before any payment shall be made to the holders of any Junior Stock, the Holders of shares of Redeemable Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount per share equal to the greater of (i) the Liquidation Amount and (ii) the amount that such Holder would have received, calculated by assuming such share was converted into shares of Non-Voting Common Stock immediately prior to such Liquidation.

5.2.  ADDITIONAL PAYMENTS.

      In the event of any Liquidation, before any payment shall be made to the holders of any Junior Stock, the former Holders of shares of Redeemable Preferred Stock that has been redeemed pursuant to SECTION 6.2 or SECTION 6.3 shall be entitled to receive the amounts payable to them pursuant to SECTION 6.6.

5.3.  INSUFFICIENT FUNDS.

      If, upon any Liquidation, the assets of the Corporation available for distribution shall be insufficient to pay the Persons entitled to receive the full amount to which such Persons are entitled to receive pursuant to SECTION
5.1 and SECTION 5.2, then such Persons shall share ratably in any distribution of assets according to the respective amounts which would be payable to such Persons upon such distribution with respect to the amounts payable to such Persons pursuant to such Sections.

                                  ARTICLE VI
                                  REDEMPTION

6.1.  CHANGE OF CONTROL.

      (a) Upon the occurrence of a Change of Control, the Corporation shall be obligated to make, in accordance with the procedures set forth in this
SECTION 6.1, an offer to purchase (the "CHANGE OF CONTROL OFFER") the outstanding Redeemable Preferred Stock on the terms and conditions set forth in this SECTION 6.1 for a price per share equal to 101% of the Liquidation

Amount thereof as of the Change of Control Payment Date (the "CHANGE OF CONTROL PURCHASE PRICE").

      (b) Within 30 days of the occurrence of a Change of Control, the Corporation shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each Holder of Redeemable Preferred Stock, at the address appearing in the register maintained by or on behalf of the Corporation, a notice stating:

            (i) that the Change of Control Offer is being made pursuant to this SECTION 6.1 and that all shares of Redeemable Preferred Stock validly tendered will be accepted for payment;

            (ii) the Change of Control Purchase Price and the purchase date (which shall be a business day not earlier than 30 days nor later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE"));

            (iii) that any share of Redeemable Preferred Stock not validly tendered will continue to accrue dividends;

            (iv) that, unless the Corporation defaults in the payment of the Change of Control Purchase Price therefor, any share of Redeemable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends on the Change of Control Payment Date;

            (v) that Holders accepting the offer to have their Redeemable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing shares of Redeemable Preferred Stock to the Corporation at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;

            (vi) that Holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Redeemable Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing its election to have such Redeemable Preferred Stock purchased;

            (vii) that Holders whose Redeemable Preferred Stock is being purchased only in part will be issued new certificates representing the number of shares of Redeemable Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

            (viii) any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

      (c) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the purchase of the Redeemable Preferred Stock in connection with a Change of

Control Offer. Without limiting the foregoing, in the event that a Change of Control occurs and the Holders of Redeemable Preferred Stock exercise their right to require the Corporation to purchase Redeemable Preferred Stock, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such purchase.

      (d) On the Change of Control Payment Date, the Corporation shall, to the extent lawful, (i) accept for payment the number of shares of Redeemable Preferred Stock validly tendered pursuant to the Change of Control Offer and
(ii) promptly mail to each Holder of shares so accepted the Change of Control Purchase Price therefor and execute and issue a new Redeemable Preferred Stock certificate representing the number of shares of Redeemable Preferred Stock equal to any unpurchased shares represented by a certificate surrendered. Unless the Corporation defaults in the payment for the shares of Redeemable Preferred Stock accepted for payment pursuant to the Change of Control Offer, dividends shall cease to accrue with respect to shares of Redeemable Preferred Stock so accepted and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

      (e) If any restriction or limitation contained in any agreement or instrument evidencing or governing any Indebtedness of the Corporation or any of its Subsidiaries would prevent the Corporation from making a Change of Control Offer or paying the applicable Change of Control Purchase Price (including any limitation on dividends or distributions by Subsidiaries), then, upon a Change of Control, prior to the mailing of the notice to Holders described in SECTION 6.1(b) above, but in any event within 30 days following any Change of Control, to the extent required to permit the purchase of Redeemable Preferred Stock pursuant to this SECTION 6.1, the Corporation shall be required to (i) cause the obligors thereunder to repay in full all obligations under such Indebtedness or (ii) cause such obligors to obtain the requisite consent from the holders of such Indebtedness to permit the purchase of the Redeemable Preferred Stock as described above and the transactions contemplated hereunder.

      (f) (i) If the Corporation has issued any outstanding Junior Stock, and the Corporation is required to make a Change of Control Offer or to make a distribution with respect to such Junior Stock in the event of a Change of Control, the Corporation shall not consummate any such offer or distribution with respect to such Junior Stock until such time as the Corporation shall have paid the applicable Change of Control Purchase Price in full to the Holders of Redeemable Preferred Stock that have validly accepted the Corporation's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to Holders of the Redeemable Preferred Stock and
(ii) the Corporation will not issue Junior Stock with change of control provisions requiring the payment of such Junior Stock prior to the payment of the Redeemable Preferred Stock in the event of a Change of Control under this
SECTION 6.1.

      (g) The Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such Change of Control Offer contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of this SECTION 6.1 and purchases all Redeemable Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

6.2.  REDEMPTION OF REDEEMABLE PREFERRED STOCK AT CORPORATION'S OPTION.

      (a) At any time and from time to time, the Corporation may elect to redeem all (but not less than all) of the outstanding shares of Redeemable Preferred Stock (a "CORPORATION REDEMPTION") at a price per share equal to the Liquidation Amount thereof on the Corporation Redemption Date by giving notice to the Holders thereof of such election (the "CORPORATION REDEMPTION NOTICE"), whereupon such Holders shall sell and transfer such shares of Redeemable Preferred Stock to the Corporation on such business day (the "CORPORATION REDEMPTION DATE") as shall be determined by the Corporation and set forth in the Corporation Redemption Notice, but in any event not earlier than 30 days and not later than 50 days after the date on which the Corporation Redemption Notice is delivered to such Holders.

      (b) The closing of the Corporation's redemption of the Redeemable Preferred Stock pursuant to SECTION 6.2(a) shall take place at 10:00 a.m. New York City time on the Corporation Redemption Date at the Corporation's principal executive office or place of business. The Corporation Redemption Notice shall specify the Corporation Redemption Date and the location of the Corporation's principal executive office or place of business where the closing will occur. At the closing, the Corporation shall pay to each of the Holders of the Redeemable Preferred Stock, against the Corporation's receipt from such Holder of the certificate or certificates representing the shares of such Redeemable Preferred Stock then held by such Holder, an amount equal to the aggregate payment due pursuant to this SECTION 6.2 for all such shares, by wire transfer of immediately available funds, or if such Holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such Holder

      (c) Anything contained in this SECTION 6.2 to the contrary notwithstanding, the outstanding shares of Redeemable Preferred Stock shall remain (i) subject to optional or mandatory conversion pursuant to ARTICLE VII and (ii) subject to redemption pursuant to SECTION 6.4, in each case, at all times on or prior to the Corporation Redemption Date.

6.3.  MANDATORY REDEMPTION.

      (a) The Corporation shall redeem (the "MANDATORY REDEMPTION") all of the shares of the Redeemable Preferred Stock then outstanding on the Mandatory Redemption Date for an amount per share equal to the Liquidation Amount thereof as of the Mandatory Redemption Date. If the funds of the Corporation legally available for the redemption of shares of Redeemable Preferred Stock shall be insufficient to permit the payment of the amounts due to such Holders on the Mandatory Redemption Date, then the Holders of Redeemable Preferred Stock shall share in any legally available funds ratably according to the respective amounts which would be payable with respect to such shares if all amounts payable thereon, including amounts payable pursuant to SECTION 6.4 and
SECTION 6.6, were paid in full. As soon as practicable after the Corporation has funds legally available therefor, the Corporation shall make the remaining payments required under this SECTION.

      (b) The closing of the Corporation's redemption pursuant to SECTION 6.3(A) shall take place at 10:00 a.m. New York City time on the Mandatory Redemption Date at the Corporation's principal executive office or place of business. At the closing, the Corporation shall pay to each Holder of the

Redeemable Preferred Stock, against the Corporation's receipt from such Holder of the certificate or certificates representing the shares of such Redeemable Preferred Stock then held by such Holder, an amount equal to the aggregate payment due pursuant to this SECTION 6.3 for all such shares, by wire transfer of immediately available funds, or if such Holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such Holder.

6.4.  REDEMPTION AT HOLDER'S OPTION.

      (a) Each holder of shares of Redeemable Preferred Stock shall have the right (the "PUT RIGHT") to require the Corporation to redeem its shares of Redeemable Preferred Stock in accordance with the further provisions of this
SECTION 6.4. The Put Right shall become exercisable, if at all, commencing on the earliest of (the "PUT EFFECTIVE DATE") (i) the 15-month anniversary of the Original Issuance Date; (ii) the earliest date at which (A) the Charter Amendment and/or (B) the approval of the effectiveness of convertibility of the Redeemable Preferred Stock in accordance with ARTICLE VII have been submitted to the Corporation's stockholders for a vote and the stockholders have failed to approve either such matter; and (iii) such time as the Corporation shall be obligated to deliver a notice of a Change of Control Offer pursuant to SECTION 6.1(b). Notwithstanding the foregoing, the Put Right shall cease to be exercisable upon the occurrence of the Convertibility Effective Date. The redemption price of each share of Redeemable Preferred Stock redeemed pursuant to the Put Right of the Holder thereof shall be equal to the Holder Redemption Price.

      (b) Each Holder's rights under SECTION 6.4(a) may be exercised from time to time after the Put Effective Date by giving notice of such election to the Corporation (the "HOLDER REDEMPTION NOTICE"), whereupon such Holder shall sell and transfer such shares of Redeemable Preferred Stock on such business day (the "HOLDER REDEMPTION DATE") as shall be determined by such Holder and set forth in the Holder Redemption Notice, but in any event not earlier than 10 days and not later than 50 days after the date on which the applicable Holder Redemption Notice is delivered to the Corporation. Each Holder
Redemption Notice shall set forth the number of shares of the Redeemable Preferred Stock that the Holder desires to have the Corporation redeem on such Holder Redemption Date.

      (c) The closing of the Corporation's redemption of the Redeemable Preferred Stock pursuant to SECTION 6.4(a) shall take place at 10:00 a.m. New York City time on the Holder Redemption Date at the Corporation's principal executive office or place of business. At the closing, the Corporation shall pay to the applicable Holder, against the Corporation's receipt from such Holder of the certificate or certificates representing the shares of
Redeemable Preferred Stock referred to in the Holder Redemption Notice, an amount equal to the aggregate payment due pursuant to SECTION 6.4(a) for all shares being redeemed, by wire transfer of immediately available funds, or if such Holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such Holder.

      (d) Each Holder shall be entitled to exercise its Put Right with respect to a share of Redeemable Preferred Stock at any time and from time to time following the commencement of a Change of Control Offer in lieu of exercising its rights to tender its shares of Redeemable Preferred Stock to the Corporation in connection with such Change of Control Offer.

      (e) If any restriction or limitation contained in any agreement or instrument evidencing or governing any Indebtedness of the Corporation or any of its Subsidiaries would prevent the Corporation from paying the Holder Redemption Price (including any limitation on dividends or distributions by Subsidiaries), then, upon delivery of a Holder Redemption Notice to the
Corporation, to the extent required to permit the purchase of Redeemable Preferred Stock pursuant to this SECTION 6.4, the Corporation shall be required to use its best efforts to cause the obligors on such Indebtedness to obtain the requisite consent from the holders of such Indebtedness to permit the purchase of the Redeemable Preferred Stock as described above and the transactions contemplated hereunder. If the Corporation is not able to obtain the requisite consents from such holders, it shall use its best efforts to refinance its outstanding Indebtedness so as to permit the purchase of the Redeemable Preferred Stock as described above and the transactions contemplated hereunder. If, after using its best efforts, the Corporation is not able to obtain the requisite consent or refinance its outstanding Indebtedness, then, to the extent that the Corporation is restricted from paying the Holder Redemption Price, it shall have no obligation to do so and the applicable Holder(s) shall be entitled to revoke the exercise of their Put Rights (which may be exercised again at any time pursuant to this SECTION 6.4). Such revocation may be exercised by delivering a notice to the Corporation at any time prior to the payment in full of the Holder Redemption Price.

6.5.  WARRANTS.

      If, at any time on or after the Convertibility Effective Date, the Corporation shall redeem the outstanding shares of Redeemable Preferred Stock pursuant to SECTION 6.2, then, in addition to the cash redemption price payable pursuant to SECTION 6.2 in respect of the shares of Redeemable Preferred Stock being redeemed, the Corporation shall also issue warrants to the Holders of Redeemable Preferred Stock unless either (i) the Corporation Redemption Notice is delivered after the third anniversary of the Original Issuance Date and a Minimum Price Event has occurred during the thirty days immediately preceding the delivery of such Corporation Redemption Notice or
(ii) a Corporation Redemption Notice is given at any time after the fifth anniversary of the Original Issuance Date.

      Such warrant initially shall be exercisable for that number of shares of Non-Voting Common Stock equal to the number of shares of Non-Voting Common Stock issuable upon conversion of such Holder's Redeemable Preferred Stock immediately prior to the redemption thereof. The initial exercise price per share of Non-Voting Common Stock for such warrant shall be equal to the Conversion Price in effect immediately prior to the redemption of the Redeemable Preferred Stock pursuant to SECTION 6.2. Such warrant shall have customary cashless exercise provisions, customary anti-dilution protections economically identical to the antidilution protections applicable to the Redeemable Preferred Stock and shall otherwise be in form and substance reasonably acceptable to the Corporation and the Requisite Senior Holders. The warrant shall be delivered to the Holder at the closing of the Corporation Redemption in exchange for the certificate representing the shares of Redeemable Preferred Stock surrendered by such Holder.

6.6.  ADDITIONAL PAYMENTS.

      If, at any time prior to the Convertibility Effective Date, the Corporation shall redeem the shares of Redeemable Preferred Stock pursuant to either SECTION 6.2 or SECTION 6.3, then, in addition to the redemption price received in such redemption, each Holder of Redeemable Preferred Stock shall have the right to receive, at such time (the "ADDITIONAL PAYMENT DATE"), on or after the date of such redemption, as such Holder shall elect, an additional payment in respect of such share of Redeemable Preferred Stock equal to the Additional Payment Amount. The "ADDITIONAL PAYMENT AMOUNT", with respect to any share of Redeemable Preferred Stock, shall be the amount, if any, by which
(a) the Holder Redemption Price for such share, determined as of the Additional Payment Date as if such share had not previously been redeemed, exceeds (b) the redemption price paid for such share upon redemption pursuant to SECTION 6.2 or 6.3, as the case may be. If the Convertibility Effective Date occurs following any redemption pursuant to SECTION 6.2 or 6.3, then the Corporation shall be entitled to pay the Additional Payment Amount by issuing shares of Non-Voting Common Stock having an aggregate Market Price as of the Additional Payment Date equal to the Additional Payment Amount. A Holder shall exercise its rights under this SECTION 6.6 by delivering a written notice to the Company to such effect, indicating the name of the Holder from whom the shares of Redeemable Preferred Stock had been redeemed and the number of shares of Redeemable Preferred Stock redeemed by the Company from such Holder. Notwithstanding anything to the contrary set forth herein, any election pursuant to this SECTION 6.6 may be revoked at any time after the Additional Payment Date if the Corporation does not pay the Additional Payment Amount on the Additional Payment Date.

                                 ARTICLE VII
                                  CONVERSION

7.1.  OPTIONAL CONVERSION.

      From and after the Convertibility Effective Date, shares of Redeemable Preferred Stock shall be convertible at the option of the Holder thereof into shares of Non-Voting Common Stock in accordance with the following.

      (a) Subject to and in compliance with the applicable provisions of this ARTICLE VII, each Holder of shares of Redeemable Preferred Stock shall have the right, at such Holder's option, at any time and from time to time from and after the Convertibility Effective Date, to convert each such share of Redeemable Preferred Stock held by such Holder into that number of fully paid and nonassessable shares of Non-Voting Common Stock equal to the quotient of (x) the Liquidation Amount as of the date of conversion of such share of Redeemable Preferred Stock plus the Missed Dividend Amount as of such date with respect to such share, divided by (y) the Conversion Price, as last adjusted and then in effect. The Corporation shall give the Holders reasonable prior notice of a Sale of the Corporation, including the price and material terms and conditions thereof, in order to provide the Holders reasonable opportunity to consider whether to convert shares of the Redeemable Preferred Stock into shares of Non Voting Common Stock at or prior to such Sale of the Corporation. If the price or material terms or conditions of such transaction thereafter change, the Corporation shall promptly deliver written notice to the Holders specifying such changes.

      (b) The term "MISSED DIVIDEND AMOUNT" means, to the extent that a Holder does not receive dividends or other distributions pursuant to SECTION
4.3 (whether in cash or otherwise), the Fair Value of all non-cash dividends or distributions plus the amount of all cash dividends or distributions that such Holder would have received in respect of the Common Stock Equivalents held by such Holder in respect of each share of Redeemable Preferred Stock held by such Holder immediately prior to the record date for such Common Stock dividend (without giving effect to any prior application of this SECTION 7.1(b)).

7.2.  MANDATORY CONVERSION.

      From and after the Convertibility Effective Date, shares of Redeemable Preferred Stock shall be convertible at the option of the Corporation into shares of Non-Voting Common Stock in accordance with the following:

      (a) At any time from and after the third anniversary of the Original Issuance Date (if the Convertibility Effect Date shall have occurred), the Corporation may elect to have all (but not less than all) of the then outstanding shares of Redeemable Preferred Stock converted into that number of fully paid and nonassessable shares of Non-Voting Common Stock into which such shares would have been convertible in the event of an optional conversion at such time pursuant to SECTION 7.1; PROVIDED that during the thirty days immediately preceding the delivery by the Corporation of a notice of conversion in accordance with SECTION 7.4(b), a Minimum Price Event shall have occurred.

      (b) Notwithstanding anything to the contrary set forth in this SECTION 7.2, the Corporation may not exercise its rights under this SECTION 7.2 until such time as a shelf registration statement with respect to the shares of Non-Voting Common Stock or the shares of Voting Common Stock issuable upon the exercise thereof shall have been declared effective by the Securities and Exchange Commission in accordance with the Investor Rights Agreement.

7.3.  ADJUSTMENT OF CONVERSION PRICE.

      The Conversion Price shall be subject to adjustment from time to time as follows:

      (a) The Conversion Price will be increased by $1.00 if the Convertibility Effective Date is prior to September 30, 1999. The Conversion Price will be reduced by (i) $1.00 if the Convertibility Effective Date is after December 31, 1999 and by an additional (ii) $1.00 for every 90 days after December 31, 1999 if the Convertibility Effective Date shall not have occurred prior to any such reduction.

      (b) If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock or Common Stock Rights (other than pursuant to an Equity Incentive Plan) without consideration or for a consideration per share less than (x) the Market Price of a share of Voting Common Stock or (y) except in the case of an issuance pursuant to a Public Offering, the Conversion Price in effect immediately prior to the issuance of such Common Stock or Common Stock Right, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the product of:

            (i) the Conversion Price in effect immediately prior to such calculation, MULTIPLIED BY

            (ii) a fraction, (A) the numerator of which is the sum of (I) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to SECTION 7.3(d)(iii) upon the issuance of a Common Stock Right having a per share exercise price, conversion price or exchange price equal to or lower than the Market Price of a share of Voting Common Stock) immediately prior to such issuance and (II) the number of additional shares of Voting Common Stock which the aggregate offering price (determined in the manner provided in SECTIONS 7.3(d)(i) and (ii)) of the number of shares of Common Stock so offered (including any shares of Common Stock deemed to have been issued pursuant to SECTION 7.3(d)(iii)) would purchase at the greater of the Market Price of a share of Voting Common Stock and the Conversion Price in effect immediately prior to such issuance, and (B) the denominator of which is the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to SECTION 7.3(d)(iii) upon the issuance of a Common Stock Right having a per share exercise price, conversion price or exchange price equal to or lower than the Market Price of a share of Voting Common Stock) immediately after the issuance of such Common Stock.

      (c) If the Corporation shall, at any time or from time to time after the Original Issuance Date, directly or indirectly, redeem, purchase or otherwise acquire any shares of Common Stock or any Common Stock Right for a consideration per share greater than the Market Price of a share of Voting Common Stock (plus, in the case of Common Stock Rights, the additional per share consideration required to be paid to the Corporation upon exercise, conversion or exchange), then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the product of:

            (i) the Conversion Price in effect immediately prior to such calculation, MULTIPLIED BY

            (ii)    a fraction,  (A) the numerator of which is the quotient of
      (I) the difference of (x) the product of the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to SECTION 7.3(d)(iii) upon the issuance of a Common Stock Right having an exercise price, conversion price or exchange price equal to or lower than the Market Price of a share of Voting Common Stock) immediately prior to such issuance, MULTIPLIED BY the Market Price of a share of Voting Common Stock immediately prior to such event MINUS (y) the aggregate consideration paid by the Corporation in such event (plus, in the case of Common Stock Rights, the aggregate additional consideration to be paid by the Corporation upon exercise, conversion or exchange) DIVIDED BY (II) the number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to SECTION 7.3(d)(iii) upon the issuance of a Common Stock Right having an exercise price, conversion price or exchange price equal to or lower than the Market Price of a share of Voting Common Stock) immediately after the issuance of such Common Stock and (B) the denominator of which is the Market Price of a share of Voting Common Stock immediately prior to such event.

      (d) For the purposes of any adjustment of the Conversion Price pursuant to SECTION 7.3(b) or (c) above, the following provisions shall be applicable:

            (i) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

            (ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Value thereof.

            (iii)   In the case of the issuance of Common Stock Rights:

                    (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the aggregate consideration (determined in the manner provided in SECTIONS 7.3(d)(i) and (ii)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum aggregate purchase price provided in such options or rights for the Common Stock covered thereby;

                    (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such Securities convertible into or exchangeable for Common Stock or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Securities, options, or rights were issued and for a consideration equal to the aggregate consideration received by the Corporation for any such Securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional aggregate consideration, if any, to be received by the Corporation upon the conversion or exchange of such Securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in SECTIONS 7.3(d)(i) and (ii));

                    (C) on any change in the number of shares or the exercise, conversion or exchange price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such Securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or Securities not exercised or converted prior to such change or options or rights related to such Securities not exercised or converted prior to such change been made upon the basis of the number of shares and price after giving effect to such change; and

                    (D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable Securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, Securities or options or rights related to such Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such Securities, or upon the exercise of the options or rights related to such Securities and subsequent conversion or exchange thereof; PROVIDED that no such readjustment shall be made to the extent that such expiration or termination is in connection with or related to any settlement, including any cash settlement, of any such options, rights, conversion rights or exchange rights.

      (e) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up (or if no record date is set, the date such stock dividend, subdivision of stock split is consummated), then, following the record date for such event, the Conversion Price shall be appropriately decreased so that the number of shares of Non-Voting Common Stock issuable on conversion of each share of Redeemable Preferred Stock, in each case, shall be increased in proportion to such increase in outstanding shares.

      (f) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Non-Voting Common Stock issuable on conversion of each share of Redeemable Preferred Stock, in each case, shall be decreased in proportion to such decrease in outstanding shares.

      (g) If any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation shall occur, then each share of Redeemable Preferred Stock after such reorganization, reclassification, consolidation, or merger shall be convertible into the kind and number of shares of stock or other Securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of


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

Non-Voting Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Redeemable Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

      (h) If any event occurs of the type contemplated by the provisions of this SECTION 7.3 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, but excluding any issuance of Common Stock or Common Stock Rights pursuant to an Equity Incentive Plan), then the Corporation's Board of Directors, in the good faith exercise of its fiduciary duties to the Holders of Redeemable Preferred Stock, shall make an appropriate reduction in the Conversion Price so as to protect the rights of the Holders of the Redeemable Preferred Stock.

      (i) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent. In no event will the Conversion Price be reduced below the par value of the Common Stock.

      (j) In any case in which the provisions of this SECTION 7.3 shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event issuing to the Holder of any share of Redeemable Preferred Stock converted after such record date and before the occurrence of such event the number of shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in excess of the number of shares of capital stock issuable upon such conversion before giving effect to such adjustments; PROVIDED, HOWEVER, that the Corporation shall deliver to such Holder an appropriate instrument evidencing such Holder's right to receive such excess shares.

      (k) Whenever the Conversion Price shall be adjusted as provided in this SECTION 7.3, the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer and certified by the Corporation's independent public accountants, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each Holder of Redeemable Preferred Stock at such Holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of SECTION 7.3(k).

      (l) If the Corporation shall propose to take any action of the types described in SECTIONS 7.3(e), (f) or (g), the Corporation shall give notice to each Holder of shares of Redeemable Preferred Stock, in the manner set forth in SECTION 7.3(k), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other Securities or property which shall be deliverable or purchasable upon the occurrence of such action or


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

deliverable upon conversion of shares of Redeemable Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

      (m) In the event that the Requisite Senior Holders consent in writing to limit, or waive in its entirety, any anti-dilution adjustment to which the Holders of the Redeemable Preferred Stock would otherwise be entitled hereunder, the Corporation shall not be required to make any adjustment whatsoever with respect to any Redeemable Preferred Stock in excess of such limit or at all, as the terms of such consent may dictate.

7.4.  MECHANICS.

      (a) Any Holder of shares of Redeemable Preferred Stock electing to convert the shares or any portion thereof in accordance with SECTION 7.1 shall give written notice to the Corporation. Such notice shall state that such Holder elects to convert shares of Redeemable Preferred Stock, the number of such shares that it elects to convert, the applicable Expected Conversion Date and the name or names in which such holder wishes the certificate or certificates for shares of Non-Voting Common Stock to be issued. A Holder may make any notice of conversion, whether such conversion is in connection with a Sale of the Corporation or otherwise, conditional upon the happening of any event or the passage of time. A Holder may rescind any notice of conversion prior to the Conversion Date.

      (b) If the Corporation is entitled to have all of the shares of Redeemable Preferred Stock converted into Non-Voting Common Stock pursuant to
SECTION 7.2, it may give a written notice to all Holders of Redeemable Preferred Stock. Such notice shall state that the Corporation elects to convert all of the outstanding shares of Redeemable Preferred Stock into Non-Voting Common Stock and the Expected Conversion Date, which shall be not more than 30 days and not less than 10 days after delivery of such notice. If any Holder desires to have a certificate or certificates representing the shares of Non-Voting Common Stock issued in a name or names other than the name in which the shares being converted are issued, then, at least two business days prior to the Conversion Date, such Holder shall deliver a notice to such effect to the Corporation.

      (c) On or prior to the date indicated in any notice of conversion delivered pursuant to SECTION 7.4(a) or 7.4(b) (as applicable, the "EXPECTED CONVERSION DATE"), the applicable Holder or, in the case of a notice pursuant to SECTION 7.4(b), all Holders of shares of Redeemable Preferred Stock shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such shares. On the Expected Conversion Date, the Corporation shall issue and deliver to or upon the order of such Holder, against delivery of the certificates representing the shares of Redeemable Preferred Stock that have been converted, a certificate or certificates for the number of shares of Non-Voting Common Stock to which such Holder shall be entitled (in the number(s) and denomination(s) designated by such Holder), and, the case of a partial conversion pursuant to SECTION 7.1, the Corporation shall deliver to such Holder a certificate or certificates for


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

the number of shares of Redeemable Preferred Stock that such Holder has not elected to convert.

      (d) The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of Non-Voting Common Stock upon the conversion of Redeemable Preferred Stock or due on the issuance of a new certificate or certificates for any shares of Redeemable Preferred Stock not converted. Subject to the prior satisfaction or waiver of any conditions set forth in any notice of conversion (as permitted under SECTION 7.4(a)), the conversion right with respect to any shares of Redeemable Preferred Stock shall be deemed to have been exercised on the latest of (i) the date upon which the certificates representing the shares of Non-Voting Common Stock shall have been so delivered, (ii) the date on which all of the conditions set forth in any notice of exercise (as permitted by SECTION 7.4(a)) shall have been satisfied or waived and (iii) the Expected Conversion Date (such date, the "ACTUAL CONVERSION DATE") and the person or persons entitled to receive the shares of Non-Voting Common Stock issuable upon conversion shall be treated for all purposes as the record Holder or Holders of such Non-Voting Common Stock on and after that date.

      (e) No fractional shares of Non-Voting Common Stock or scrip shall be issued upon conversion of shares of Redeemable Preferred Stock. The number of full shares of Non-Voting Common Stock issuable upon conversion of Redeemable Preferred Stock shall be computed on the basis of the aggregate number of shares of such Redeemable Preferred Stock to be converted. Instead of any fractional shares of Non-Voting Common Stock which would otherwise be issuable upon conversion of any such shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Market Price of a share of Voting Common Stock and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

      (f) Upon issuance of shares in accordance with this Section, each share of Non-Voting Common Stock issued shall be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof and free from all taxes or Liens with respect thereto due to any action or failure to act by or on behalf of the Corporation.

      (g) The Corporation shall take all such actions as may be necessary to assure that all shares issued pursuant to this Section may be so issued without violation of any Applicable Law or any requirements of any securities exchange upon which such shares may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The Corporation shall not close its books against the transfer of shares in any manner which would interfere with the timely conversion of any shares.

7.5.  RESERVATION OF SHARES.

      From and after the Convertibility Effective Date, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of each class of capital stock or its treasury shares, solely for the purpose of issuance upon the conversion of shares of Redeemable Preferred Stock and the exercise of the warrants which may be issued pursuant to SECTION


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

6.4, such number of shares of such class as are then issuable upon the conversion of the shares of Redeemable Preferred Stock or the exercise of such warrants.

                                 ARTICLE VIII
                          CERTAIN REGULATORY MATTERS

      The Corporation shall not redeem, purchase, acquire or take any other action affecting outstanding shares of any capital stock entitled to general voting rights if, after giving effect to such redemption, purchase, acquisition or other action, a Regulated Stockholder would own (i) more than 4.99% of any class of Voting Securities of the Corporation (other than any class of Voting Securities that is (or is made prior to any such redemption, purchase, acquisition or other action) convertible into a class of non-Voting Securities that are otherwise identical to the Voting Securities and convertible into such Voting Securities on terms reasonably acceptable to such Regulated Stockholder) or (ii) more than 24.99% of the total equity of the Corporation or more than 24.99% of the total value of all capital stock and subordinated debt of the Corporation (in each case determined by assuming such Regulated Stockholder (but no other holder) has exercised, converted or exchanged all of its options, warrants and other convertible or exchangeable Securities).

                                    * * * *

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer of the Corporation as of the 25th day of June, 1999.


                                                       By: /s/IVAN R. SABEL
                                                           -------------------
                                                           Name: Ivan R. Sabel
                                                           Title: President